Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

Event Date/Time: Feb. 04. 2005 / 11:00AM ET

Event Duration: N/A

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FINAL TRANSCRIPT

DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Don Thurman

Danka Business Systems - Chief Marketing Officer

Todd Mavis

Danka Business Systems - President & CEO

Mark Wolfinger

Danka Business Systems - CFO

Mike Popielec

Danka Business Systems - COO, Americas Group

CONFERENCE CALL PARTICIPANTS

Hector Forsythe

Evolution - Analyst

Bob Evans

Craig-Hallum Capital - Analyst

Tyson Bauer

Wealth Monitor - Analyst

John Arka

Water Allen (ph) Capital - Analyst

Ted Jackovics

Tampa Tribune - Reporter

PRESENTATION

Operator

Welcome to the Danka fiscal year and 2005 third-quarter financial results conference call. My name is Michelle, and I will be your operator. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of your conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference call is being recorded for replay purposes.

I would now like to introduce your host for today’s call, Mr. Don Thurman, Chief Marketing Officer for Danka Business Systems. Please go ahead, sir.

Don Thurman - Danka Business Systems - Chief Marketing Officer

Thank you, operator, and welcome to Danka’s quarterly results call for the third quarter of fiscal 2005, ended on December 31, 2004. Our call today will begin with high-level observations from CEO Todd Mavis, and then details on a few selected financial topics from CFO Mark Wolfinger. After their remarks, we will be happy to take your questions, with Chief Operating Officers Mike Popielec and Peter Williams joining us.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995, and we hereby claim the Safe Harbor protection afforded by this act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned to not place undue reliance on these statements, which reflect our analysis only as of the data they were made. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC, from Danka’s Website, danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our Website. As a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our Website. Details can be found at danka.com or in our January 31 news release announcing this call.

As a reminder, we will be hosting an investor conference on Tuesday, March 8, in the Tampa/St. Petersburg, Florida area. To attend in person, you must register for this conference no later than

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

February 15th. Please contact Danka Investor Relations either via the Website or at 770-280-3990 to register. For those not attending in person, you will be able to access the investor conference via simultaneous Webcast at danka.com.

Now, here’s Todd.

Todd Mavis - Danka Business Systems - President & CEO

Thanks, Don, and I would also like to welcome everyone to the call.

I am sure by now most of you have had a chance to review our third-quarter news release, which reflects both our progress and our ongoing challenges. In the time we have on our call today, I will address both the progress we have made and what we are doing to address our challenges. And we will be expanding on this discussion at our investor conference in March. My comments will focus on four key areas — first, our accomplishments in advancing our TechSource print services strategy, including an acquisition and the just-completed signing of a major new TechSource contract; second, the advancement of important customer initiatives designed to empower our clients with new self-service and support tools that will make it easier to do business with Danka; third, the continuation of the next phase of our Vision 21 re-engineering initiative, which has been comprised of strategic growth investments and cost reduction initiatives designed to optimize business operations and improve customer relationships around the world; and fourth, our execution in the quarter.

First, with regard to TechSource. This component of our overall strategy has just been further validated by the signing of a multi-year services contract with a preeminent manufacturer of printers and related office peripheral products. When fully implemented, this agreement will generate new revenue in both the U.S. and Europe. We will leverage our service infrastructure, take advantage of our existing capacity. We expect to begin ramping up services under this agreement later in this quarter, and when properly executed, it could certainly become our largest TechSource contract, and potentially, one of the Company’s largest services contracts. This important win builds on our third-quarter progress in TechSource, which included both organic growth and a strategic acquisition.

On the organic side, we saw increased cross-selling of TechSource services, particularly by the U.S. general line field sales organization in traditional bank accounts, as well as increased contributions from our relationships with HP and other business development partners.

Strategically, TechSource was further enhanced during the quarter with the acquisition of Image One, a highly regarded printer services business which provide us with management and marketing expertise, access to new products and services, and an expanded customer base. This was an important acquisition. It gives us additional skills and capabilities, opens up new markets for us, and will help us accelerate the spread of TechSource, both within our heritage base of business and in new areas. This builds on a successful similar smaller acquisition we made last year that confirmed our expectation regarding its positive impact on our services business.

In addition, I am encouraged by the double-digit sales growth in the third quarter of our new digital print support contract, which punctuates the value our customers are placing in the expertise of Danka’s digital solution center. Just to remind everyone, we have a world-class capability to provide Level 2 and Level 3 digital support for not only copiers and multifunction devices, but also for printers and the print network.

As more and more devices are connected to the print network and are, therefore, integral to critical business operations, the need for digital support becomes increasingly important. Our demonstrated proficiency in this area is a differentiator in the marketplace, and this capability is one of the reasons why we have been able to successfully partner with HP and other printer manufacturers.

So as you can see, a key tenet of our strategy is leverage — leveraging our existing capabilities, our prior investments, our resources, and our personnel.

A second key accomplishment in the quarter was the advancement of important new customer initiatives designed to both retain existing customers and gain new ones. This includes streamlined pricing programs. For example, we have reduced the number of service pricing structures in the U.S. from over 330 to less than 40 today.

We also have eliminated many of the challenges related to obtaining meter readings. For example, we have implemented a new billing option for certain customers with highly predictable volumes that only require a once-a-quarter true-up to actual usage. We have already migrated over 10,000 contracts to this new standard, and we are encouraged by the increased customer satisfaction, as they enjoy the benefits of a streamlined meter collection process.

In addition, we have installed new, fully-automated meter read devices on more than 1000 pieces of equipment that have highly variable usage patterns. These electronic devices eliminate the need for any meter-related task on the customer side, and will lead to improved billing and collections. We also accelerated the roll-out of mydanka.com, and now have over 800 customers using this self-service portal. This important initiative gives customers access to real-time information about account information, fleet updates, and service calls.

Let’s turn now to the next phase of Vision 21 which we announced this morning, and it builds on the efficiencies and synergies created

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

by our Vision 21 investment. You will recall that Vision 21 has been one of Danka’s key strategies for delivering a superior customer experience with a lower and more flexible cost structure. Earlier phases addressed the consolidation of disparate systems and databases, and eliminating redundancies to reduce cost. The goal of this phase is to fundamentally strengthen our operating and financial performance by taking definitive actions to eliminate inefficiencies in our business and address our high cot structure.

To accomplish this, we will be focused on the following — creating a more customer-centric platform; streamlining our business processes and product delivery capabilities; eradicating a series of business complexities by simplifying pricing, contracts, and improving billing processes; improving service processes and systems to increase the productivity of our service technicians; and finally, by offering our customers increased flexibility and simplicity in satisfying their service needs.

This phase of Vision 21 will eliminate many of the complexities in our business that have hindered employee productivity and created frustrations for our customers. Among many benefits, these changes will help us become more nimble in meeting the needs of our customers, assist us in increased retention, and allow us to secure new customers by reacting more quickly to opportunities.

We ultimately expect this phase of Vision 21 to reduce annual costs by 60 to $73 million from the current run rate. Taking foreign exchange currency rates into consideration, our SG&A is down 6 to 7 year-to-date, which has enabled us to modestly invest in targeted areas such as TechSource and our sales organization.

For example, we have recently rolled out new sales automation and CRM tools in the U.S. and Europe that will enhance their customer knowledge and their productivity. We also have been able to fund other key items, including valuable consulting and project management assistance, on Vision 21.

In addition, we are spending far more money, human resources, and management attentions than planned in our efforts to meet our regulatory requirements under Sarbanes-Oxley. And while progress has been made, compliance with this obligation will be a challenge for us. And as a result, we have and will continue to allocate even more internal and external resources to the project. Mark will have more details on the new phase of Vision 21 and on key cost metrics for the third quarter.

Now let’s take at the fourth area of discussion — how we performed in the third quarter. Highlights in the quarter include both the production, print, and federal government groups, and the U.S. general line sales force, which, by the way, had its second straight quarter of improvement. We were disappointed in the performance of both our U.S. national accounts and enterprise channels. And as a result, we have taken corrective action by providing new leadership and focus to these channels.

With regard to geographic regions, we had two areas that had suffered from recent underperformance — Canada and Australia — and both posted improved results in the third quarter. I am pleased that revenues in Canada increased by 10 percent sequentially, due in large part to increased sales coverage there. And in Australia, the equipment supply issues are behind us, and our new manufacturing relationship is working well.

We also successfully rolled out new color products in Europe and Australia during the quarter, and the initial results were encouraging. We need to make similar progress in closing some product gaps here in the U.S.

Although Europe enjoyed nice revenue growth overall, partially due to a rebound in our wholesale channel there, our progress in the UK turnaround slowed, and both France and Germany underperformed. It is imperative that we execute on our action plans to achieve consistent improved performance from these important regions of Europe.

During the quarter we exited two additional nonstrategic areas — Portugal and Russia — and have now exited eight regions over the last several quarters, and we will continue to narrow our focus on higher return areas, both product and geographic, in alignment with our business goals and our strategy.

I will now turn it over to Mark Wolfinger, who will discuss key financial metrics in the third quarter.

Mark Wolfinger - Danka Business Systems - CFO

Thank you, Todd. And as you just heard from Todd, we continue to effectively progress our strategic initiatives. As we move into the quarter’s financial results, however, our performance was mixed.

From a topline perspective, we saw reasonable stability in the third quarter in our two primary lines of business — retail equipment and retail services. What may not be as evident is the $10 million year-over-year decline in our supplies and rental business, which largely results from the replacement of our old Kodak analog base and our deemphasis of the rental business.

The Kodak base uses the proprietary supply product, and that base in the page volume is rapidly moving to digital — a natural but negative consequence of the digital transition.

Retail equipment and related revenue was relatively stable compared to both the year-ago period as well as the second quarter, reflecting the continued success of the equipment initiatives we implemented last quarter. Retail service revenue, although 3 percent lower than a year ago, increased by 4 percent sequentially, partially as a result of TechSource growth. Consolidated gross margins were a solid 36.1 percent.

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

As was mentioned earlier, for the first nine months, adjusted for foreign currency translation, SG&A was down between 6 and 7 percent. For the quarter, SG&A expenses were 116.4 million, an increase of 7 percent year-over-year. This increase was largely the result of unfavorable foreign exchange rates of $4 million, a substantial increase in spending on Sarbanes-Oxley of more than $3 million, and $1 million for consultants on the Vision 21 project. In addition, last year’s SG&A included a $3 million pension benefit.

As I mentioned, SG&A in the third quarter was about 37 percent of revenues, so we still have work to do on reducing our cost, and this is one of the benefits we expect to achieve from the next phase of the Vision 21 initiative that Todd discussed. When fully implemented, the estimated annualized cost savings of 60 to $73 million will be allocated approximately 40 percent to reduce cost of goods and 60 percent to lower SG&A expenses. Total headcount will be reduced by about 12 percent.

Other key reductions will occur in facility consolidations and closures. We expect to begin seeing some of the benefit of these actions during the fourth quarter of fiscal ‘05, and we expect that roughly 50 percent of these savings will be realized in fiscal ‘06.

The estimated cash requirement is up to $37 million, spread out over the next several quarters. The payback is relatively quick — less than 12 months on a consolidated basis. We expect the program to require a net cash usage of about 6 million in the fourth quarter. However, after that we expect to generate positive cash from the program. The restructuring charge will be in the range of 20 to $35 million over the next several quarters, beginning with the fourth quarter ending March 31, 2005.

Looking now at some other key third-quarter metrics, we recorded an operating loss of $4.2 million, although a sizable tax credit of 19.8 million, principally from tax settlements in our European operations, resulted in net earnings of $4.5 million. We are very pleased to have favorably mitigated this historic, significant balance sheet risk at this time, though we will be making cash settlement payments either this quarter or the first quarter of fiscal ‘06.

From a cash perspective, free cash flow was a -18.6 million. This was largely due to the semiannual interest payments of $13 million we make in the first and third quarters. Other uses of the cash included a $13.4 million increase in inventories, $5 million of which was due to foreign currency rate movements, and much of the remainder was to take advantage of special pricing discounts from our manufacturing partners. This increase in inventories was basically offset by an increase in accounts payable.

Additionally, there was a $7.2 million increase in net accounts receivable, attributable to the foreign currency rate movement, the timing of revenue in the U.S., and the necessary allocation of back office resources to our Sarbanes-Oxley compliance efforts. Capital expenditures of 5.9 million were up sequentially by $2 million, due to additional rental investments in the Americas and Europe. We also used $2.1 million of cash for the acquisition of Image One.

Despite the cash usage in the quarter, we ended the period with $89 million in book cash. Combined with our U.S. credit facility availability, our total liquidity was $135 million. Our net debt remains at slightly under $155 million.

Now here’s Todd with a closing comment.

Todd Mavis - Danka Business Systems - President & CEO

Thank you, Mark. Well, as you can see from Mark’s observations, this quarter didn’t meet all of our expectations. We did demonstrate progress in some key areas, and I remain optimistic about the fundamentals of Danka’s business and the steps we are taking to leverage our strengths and streamline our operations. We are seeing good momentum in key strategic metrics, including TechSource, which I discussed earlier, as well as continued digital and color equipment successes.

In key markets, our digital base increased to more than 65 percent, compared to a little over 50 percent a year ago. Sales of color systems were strong as well, representing 21 percent of equipment revenue. By way of reference, that is about 8 percent higher than the year-ago quarter.

Importantly, overall retail equipment and related revenue was stable, both year-over-year and sequentially. You may remember that we worked hard to increase equipment sales in the second quarter, and we sustained this new level of activity in the third quarter.

We added several significant customers in the quarter, including Philips Electronics and Fifth Third Bancorp. And we also expanded important relationships with Bown (ph) and Peugeot. In addition, as I mentioned earlier, our production print groups had several nice Xerox take-aways, including TF1, a French telecom company, Exxon, and ADP in the U.S..

We have also staked out a strong position with several thousand key customers around the world, and we have opportunities to expand those relationships by providing additional products and services to them and by capturing more of what they spend on print. This will make these customers more productive and help reduce their costs, and Danka will enjoy greater account profitability and revenues.

We have just introduced the next phase of our Vision 21 re-engineering program that will provide us with a more efficient and customer-centric operating structure, while substantially reducing expenses. And we have taken action to maximize the working capital investments we made in the quarter just ended.

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

As Don mentioned, we’re holding an investor conference next month here in the St. Petersburg area. The date is March 8, and I sincerely hope all of you can join us. Among other things, you will get a firsthand look at how we are differentiating ourselves through such unique capabilities as our digital solution center. Just take one look at this center, and you will be sold on why Danka will be the number one independent in the print services space.

In addition, we will have more detail to share with you at that time on our strategic focus going forward, as well as early progress on the re-engineering initiative we announced today. And if that isn’t enough incentive, on an optional part of the schedule, we will take you to the Blue Jays versus Phillies spring training game that afternoon, and what could be better than baseball and a few hotdogs on Danka?

So thanks for your time. I would now like to turn it over to Michelle, our operator, for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Hector Forsythe, Evolution.

Hector Forsythe - Evolution - Analyst

Good to hear the conference call, and good to hear the progress you are making. And I like the detail that you provided on the Vision 21 cost-cutting. I think that is useful.

Just turning back to the (indiscernible) on the revenue, I was thinking that — I was thinking you might be able to try and provide a little bit more color in terms of the weakness that you saw in the U.S. enterprise and national accounts as to why they have gone backwards. Is that market pressure or is it something internal? And maybe also, similar comments for the markets in Europe that you see as being a little bit weak at this time.

Todd Mavis - Danka Business Systems - President & CEO

Sure, I would be glad to. First off, with respect to revenues in total, as we have talked in the past, and certainly, as you have learned and heard today, we remain encouraged by what is happening with TechSource. And again, I can’t stress enough how excited we are, not only by the Image One acquisition, but also by this contract that we just executed literally just a couple of days ago with this very large printer manufacturer, which, we believe, when executed on, will bode very well for our strategy overall.

But specifically to the quarter, you are absolutely right — it was some good news and some bad news. On the good news side, our general line field sales organization, which you know has been a major area of focus, continued to have good progress, as well as production print and areas in the government. But in the U.S., national accounts and enterprise accounts did not hit the big deals that we had had in similar quarters at previous times. And there are really two factors for that — one is on the execution side. And Mike Popielec, our President and CEO of Americas, has addressed that with some organizational changes and some leadership changes that effectively went into effect for this quarter. And then also, we have some issues with respect to gap with our product, and we are addressing those with our current vendor partners. We have been in a situation through the first nine months, and particularly in this quarter, where we have not enjoyed the benefits that we had in previous times from these areas performing for us.

With respect to Europe, it is a bit of a different story. One of the things that Peter did, and his management team did a very good job of really in reinforcing their independent supplier strategy over their, is over the last 12 to 18 months they have added some

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

additional product through additional relationships to complement the relationship they currently have with Ricoh. And as a result of that, they have been doing well, in particular in the area of high-volume color and in the area of graphics. And as a result of that, Peter’s performance has been improving. He does continue to have a couple of challenging areas. As I mentioned in the prepared remarks, in the UK — as you know, which has been a turnaround situation — while progress is still being made, it is slow. And that did have an impact in the quarter. And then both France and Germany underperformed slightly. And that certainly had an impact with revenues for the quarter, as well.

Operator

Bob Evans, Craig-Hallum Capital.

Bob Evans - Craig-Hallum Capital - Analyst

Can you comment first on the cost reductions? I want to be clear on this. Is this a net cost reduction number? Because I think in the reductions that we saw last year, at the end of the day weren’t a net number because there were add-backs. And I want to be clear on this.

Todd Mavis - Danka Business Systems - President & CEO

No, it’s a good question. And just to put a little bit more context around that, because it’s, I think, a very good point — when you go back and you look at the reductions that we announced previously in the 51, $55 million range, we did net — we did not net those from the investments that were made. The 60 to 73 million that we are talking about today is a net investment. So that does include and take into account investments that we are making in several areas. So that is a long way, Bob, of saying yes, this is a net number.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And if I do the quick math, that is somewhere in the neighborhood of 75 cents to 90 cents, pretax, of savings. Is that the right way to look at it? Ultimately, once you take it all out?

Todd Mavis - Danka Business Systems - President & CEO

Yes. I think that — let’s talk about the ultimately, when you take it all out. I think as Mark had mentioned — or just to give a little bit more flavor to this — within our fiscal year ‘06, which begins April 1, our expectation would be is that we would get something around 50 percent of that range out. And we would realize the full benefit of the 60 to 73 million in our fiscal year ‘07. So I hadn’t looked at it quite the way you just articulated it. But yes, that would be a way to look at it, and that timing would be right once it’s fully annualized.

Bob Evans - Craig-Hallum Capital - Analyst

How much revenue impact are we going to have? Obviously you’ve exited a couple of countries, I am not sure how big those countries were in terms of revenue contribution. But if we look at it — if we say to implement 60 to $73 million of cost cuts, you are going to exit some businesses, what’s kind of the ballpark, sum-total of those businesses you are exiting?

Todd Mavis - Danka Business Systems - President & CEO

Well, as I think we mentioned in our prepared remarks, we have exited eight geographies, if you will, over the last several quarters. In terms of total revenues, you know, I will give you a ballpark — that probably represented somewhere between 8 to $10 million in revenues, or thereabouts.

With respect to other revenue impacts in this initiative, one of the benefits that we have now is we continue to leverage our Vision 21 investment as we continue to gain more insights, not only in terms of how we are performing by geographies, but also how we are performing by customers. And so clearly, we are looking at certain areas where we are in a situation where we are not profitable. And we will, as a result of this initiative and ongoing other efforts, be finding ways to either improve the profitability or exiting those situations — either from a product line standpoint, a geography standpoint, or a customer standpoint.

Bob Evans - Craig-Hallum Capital - Analyst

But if I look at that — I am just trying to get a ballpark sense of how much revenue might decline as a result of that. I mean, are we talking in the $10 million range or the $50 million range? I just want to know is it a little or a lot, or is that something —

Todd Mavis - Danka Business Systems - President & CEO

I would say, you know, at this point, Bob, we’ve really don’t have a number that I feel comfortable giving you. Perhaps at the investor conference coming up in early March we could give some more clarity around that.

Bob Evans - Craig-Hallum Capital - Analyst

Okay, fair enough. Can you also talk about your — just to make sure I understand the tax settlement that you did internationally — the net effect of that is basically your tax liability is reduced by 20 million. Is that the right way to look at it?

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DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

Mark Wolfinger - Danka Business Systems - CFO

It’s Mark Wolfinger. That’s approximately correct. Clearly, the P&L impact — what you see in the P&L is a net impact of about $16.6 million of the tax adjustment going through there. The piece that I referred to in my script, 19.8, was a gross number. There were some other adjustments that took place. Clearly, what that release suggests or implies, or is, is the fact that we had a substantial historic liability on our balance sheet that, with final settlement, we were able to release a significant amount — $20 million, as you mentioned, which we are very pleased about. There will be a cash settlement associated with that, and that cash will be paid out probably sometime late fourth quarter, early first fiscal quarter.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And can you comment — if you mentioned at this beginning, I missed the first couple of comments. But in your press release, you said you had an agreement with a preeminent manufacturer of printers and services — it sounds like a service deal — that is significant. Can you give us some sense of the scope in terms of geographies you are going to go into? And I’m trying to get a sense — I don’t know if you can comment on the sense of significant to me; significant for you guys is 10 million or more. Can you elaborate?

Todd Mavis - Danka Business Systems - President & CEO

Sure. I want to be very mindful of the fact that, clearly, we want to be respectful for the parameters of which we entered into this contract with them. So that notwithstanding, let me give you a sense of scope. It truly is a global agreement where they will be — we will be working with them both here in the U.S. as well as abroad. So certainly, we are leveraging the breadth and depth of our services footprint. So we see that as a good thing.

The nature of the contract is such that it is all about how we perform in these areas. And as we continue to perform and demonstrate our abilities, I believe that the opportunity for us is significant, not only just in terms of our TechSource strategy, but our overall strategy. I hate to put a dollar amount on it yet, Bob. I think that would be premature, given the fact that we literally are 48 hours into this partnership. So what I prefer to do is to have an opportunity to come back after we have done a good job with them and earned their business, and then maybe we can have more discussions at that time.

Bob Evans - Craig-Hallum Capital - Analyst

Can you say if this is a U.S.-based company?

Todd Mavis - Danka Business Systems - President & CEO

You know, I want to be so cautious in terms of this new relationship, I would prefer just to leave it with what I have said.

Bob Evans - Craig-Hallum Capital - Analyst

Fair enough. And the final question on Accounts Receivable. We keep looking for progress there and we don’t really see it. Can you comment on how are you going to tackle that going forward?

Todd Mavis - Danka Business Systems - President & CEO

Sure, I would be glad to. Let me just kind of make some overall comments, and we will go specifically into all the components. First off, as Mark had mentioned, our overall liquidity is strong. And as we look at our working capital and where we are, you know, number one — I think Mark touched on this — with respect to inventories, we elected to make some strategic investments and some product discounts that were afforded to us, really to tie the fiscal year-ends of some of our manufacturing partners, as well as with one partner in particular — they are in a product lifecycle upgrade. So we certainly had an opportunity to take advantage of that.

With respect to AR, clearly, this is an area for improvement. We did have a negative impact of about 4 to $5 million due to FX. And again, I think Mark touched on this, we did have some timing of revenue issues in the U.S., particularly around the holidays, late December, which impacted our ability to go out and collect that money. You know, I’m really looking at this — there’s two worlds here. One, Bob, when I look at how we are performing in Europe, I’m pleased. I think, in fact, Peter’s progress was such where he made — was it 2-day improvement in DSOs in Europe? So that was certainly a good thing. And at least it demonstrates to us that the actions that we have identified that we need to take do work.

We are behind in the U.S., principally because we took many of the resources that we had intended to implement to work on the AR situation, and we reallocated them, so, again, they continue to progress our regulatory requirements around Sarbanes-Oxley. That is something that we are going to continue to allocate resources on. So, clearly, that is having an impact. But we certainly recognize and are focused on generating cash from U.S. AR.

The other thing that I would say is this will be the first quarter in the U.S. that we will get the full benefit of what we have done by outsourcing a significant component of our collections to D&B (ph). And so we certainly have positive expectations that will go along with that.

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FINAL TRANSCRIPT

DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

Operator

Tyson Bauer.

Tyson Bauer - Wealth Monitor - Analyst

I had a couple of quick questions. One is, we talked a little bit — Bob mentioned about the revenue base. Can you give us a profile currently today of your revenue base, of which — which segments are not profitable that you can work on making those profitable? And what are you looking at that — areas that you are just going to have to jettison because they are — it does not look like you’ll be able to get those profitable? Can you break down your revenue base right now?

Todd Mavis - Danka Business Systems - President & CEO

Yes. I don’t know I can go at it exactly, Tyson, but I can certainly, I think, give you some flavor around that. First off, when I look at service revenue overall, you know, sequentially, we were up a little bit over $5 million, which is at least some improvement. When I compare that to the same period last year, I think we were up as well. And that was about $1 million.

As Mark mentioned, year-over-year, we are still down about 3 percent. And so clearly, where we need to be focused is on color. We have talked a lot about that in terms of it driving higher connectivity and higher cost per image.

So when you think about where we are in terms of our installed base today, we are making good progress where we have been focused in the higher segments. In fact, I am very encouraged by what we’re seeing, not only in terms of unit sales in the higher-end segments, but also what we’re seeing with average monthly copy volumes.

To get your question specifically, what we’re seeing is in the lower segments. And as you know, by design we have not been selling a lot of units in the lower segments for quite some time now. But in the lower segments, particularly in black and white, we’re seeing our average monthly copy volumes be relatively static, and even maybe down slightly. And so that is clearly an area of focus.

Now, the good news on that is as we’ve continued to progress our TechSource strategy, and we are taking over more and more responsibility for servicing the entire print network, not only are we servicing copiers and multifunction devices, but we are serving a higher and higher percentage of printers. At least now we have the ability to benefit from the print volumes that appear to be growing in the lower segments on printer side. So that is an opportunity for us.

But clearly, to get to the direct question, we need to continually be mindful of the analog base. We still have a high percentage — not a majority, but a high percentage nonetheless — that is in analog. That revenue continues to decline. So that is one area, to answer your question directly. And then also in the lower segment black and white, we need to make sure that we have the right products and continue to really reinforce and accelerate our TechSource strategy there.

Tyson Bauer - Wealth Monitor - Analyst

Do some of those lower-performing areas work their way through just their evolution of the industry, or are there certain things that you can take control of and try to make the best of those areas?

Todd Mavis - Danka Business Systems - President & CEO

They’re definitely things we can take control of. We can take control of it both in terms of making sure that we have the right product portfolio, making sure that we leverage and continue to leverage our TechSource initiative, and make sure that we leverage our Vision 21 investment. Because as we get to this by a customer — on a customer-by-customer basis, there are some customers in those lower segments that still remain very profitable. And we want to make sure that we continue to provide a high level of service. But we are now getting to a point where we can identify those customers where we are not, and then we need to work some kind of migration or transition plan with them.

Tyson Bauer - Wealth Monitor - Analyst

Jumping to a new topic — you give the net savings amount, 60 to 73. Let’s break apart those components. What kind of gross number savings are you looking at? And then obviously, netting with the add-backs. And please constitute what the add-backs are and what areas, so we can see where you are reinvesting into.

Todd Mavis - Danka Business Systems - President & CEO

Okay. A couple of things. First off, just so we are clear on the 60 to 73 net — again, as Mark mentioned, some percentage of that, around 60 percent, is SG&A. The remaining 35, 40 percent is on the COGS side. So I know you are familiar with that.

With respect to investments, I am not going to give you the dollar amount, per se. I think we can get into more detail on this on the investor call that we will have on March 8. But I can tell you some of the areas, clearly, where we are investing. We continue, as you can well imagine, to invest in TechSource, which is a key component of our overall strategy. And we continue to invest on the sales side. We have invested in some sales automation tools. We have invested in furthering our CRM initiative. As Mike Popielec has shared with you, principally in the Americas, he continues to add sales headcount in select markets. So those are the principal areas where we are investing.

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FINAL TRANSCRIPT

DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

Tyson Bauer - Wealth Monitor - Analyst

Okay. But you will further expound on this in a month?

Todd Mavis - Danka Business Systems - President & CEO

Yes.

Tyson Bauer - Wealth Monitor - Analyst

Okay. And because of the new phase that you are entering into, will this create any delays in your efforts to create a permanent solution with your preferred pick and some of your other refinancing options?

Mark Wolfinger - Danka Business Systems - CFO

It’s Mark Wolfinger. I don’t see this as changing anything that we have said previously along those lines. Again, our view, obviously, is focused on improving the business. And that is really the theme, I think, of this discussion.

Operator

John Arka (ph), Water Allen (ph) Capital.

John Arka - Water Allen (ph) Capital - Analyst

All my questions have been answered.

Todd Mavis - Danka Business Systems - President & CEO

Operator, maybe if we have time we will take one more call.

Operator

Ted Jackovics, Tampa Tribune.

Ted Jackovics - Tampa Tribune - Reporter

With regard to the 12 percent decrease in the workforce, could you put that in terms of numbers and also what the impact might be on your St. Petersburg headquarters? And finally, just the range of positions that might cover.

Todd Mavis - Danka Business Systems - President & CEO

Okay. Let me see if I can take them one at a time. I think your first question is the total number. We announced approximately a 12 percent reduction in our workforce worldwide. That would represent approximately 850 people on a worldwide basis.

I think your second question was with respect to the Tampa/St. Pete area. That number would be less than that, probably more in the 9, 10 percent range. And the other thing that I would add to that is a number of those actions have really already been taken. So again, to be direct to your question, it would be about 9, 10 percent. In terms of the positions — and was that a Tampa/St. Pete question?

Ted Jackovics - Tampa Tribune - Reporter

Worldwide, what type of positions (multiple speakers)

Todd Mavis - Danka Business Systems - President & CEO

There is a minor — and I would underscore minor — impact to those positions which I would refer to as revenue-producing positions. So the majority of the positions would be what I would refer to as on the G&A side, the back office side — again, leveraging the Vision 21 investments that we have made over the last several years. In different parts around the world there are some situations on the COGS side where we might be getting more in line with our mix (ph) to the available labor that we have. So there will be some pockets of reduction on the service side. But the vast majority of this headcount is on the G&A side, or the back office administrative side.

Ted Jackovics - Tampa Tribune - Reporter

What does this leave you with worldwide and at your St. Pete headquarters, then?

Todd Mavis - Danka Business Systems - President & CEO

On a worldwide basis I will give you an approximation. We would be about 7600 employees, give or take. And St. Pete, we’d be around 800. Mike, do you know? 850? Does that sound about right?

Mike Popielec - Danka Business Systems - COO, Americas Group

About 900.

Todd Mavis - Danka Business Systems - President & CEO

About 900. 900, 1000. So somewhere in around the 800 to 1000 range. I am sorry I can’t be more definitive than that. But that, I think, gives you a good range.

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FINAL TRANSCRIPT

DANKY - Q3 2005 Danka Business Systems Earnings Conference Call

Well, I would just like to thank everybody again for dialing in and listening. Hopefully we will get a chance to see many if not all of you here in just a few weeks down in what hopefully by then will be sunny St. Pete. Thank you again.

Operator

Thank you. Ladies and gentlemen, this concludes today’s Danka fiscal year 2005 third-quarter financial results conference call. You may now disconnect.

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